Exhibit 99.1

Second Quarter 2021 - Earnings Release

FOR IMMEDIATE RELEASE

From: David Beaver

           Uwharrie Capital Corp

           704-991-1266

Date:  July 23, 2021

Albemarle - Uwharrie Capital Corp and its subsidiary, Uwharrie Bank, reported consolidated total assets of $845.3 million at June 30, 2021, versus $827.8 million at December 31, 2020.

Net income for the six-month period ended June 30, 2021, was $6.2 million versus $1.9 million for the same period in 2020.  For the six months ended June 30, 2021, net income available to common shareholders was $5.9 million or $0.84 per share compared to $1.6 million or $0.23 per share for June 30, 2020. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

Net income for both three-month periods ended June 30, 2021 and 2020, was $1.6 million. For the three months ended June 30, 2021 and 2020, net income available to common shareholders was $1.5 million or $0.21 per share.

Contact David Beaver, Chief Financial Officer at 704-991-1266 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries:  Uwharrie Bank and Strategic Investment Advisors.  Additional information on Uwharrie Capital Corp may be found at www.Uwharrie.com or by calling 704-982-4415.